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                                                                    Exhibit 4.14

                             NOTE PLEDGE AGREEMENT
                             ---------------------

         NOTE PLEDGE AGREEMENT dated as of March 1, 2000 made by and among Aerovox Incorporated, a Delaware corporation (the "Pledgor"), The Huntington National Bank, Columbus, Ohio, as Trustee and as Tender Agent ("Trustee") under the Indenture (as hereinafter defined), and KeyBank National Association, as Letter of Credit Bank (the "Bank"):

                             W I T N E S S E T H:
                             -------------------

         WHEREAS, the Pledgor and the Trustee are entering into a certain Trust Indenture (the "Indenture") dated as of March 1, 2000, pursuant to which the Pledgor will issue its Taxable Adjustable Rate Notes, Series 2000 (the "Notes") in the maximum principal amount of Eleven Million Dollars ($11,000,000);

         WHEREAS, pursuant to the Indenture, a holder of any of the Notes may instruct McDonald Investments Inc. (the "Remarketing Agent") to sell and transfer such Notes and if the Remarketing Agent notifies the Trustee that no sale can be made as contemplated by the Indenture, the Remarketing Agent may instruct the Trustee to sell and transfer the Notes to the Pledgor;

         WHEREAS, in connection with the issuance of the Notes, the Pledgor has agreed to enter into a Reimbursement Agreement dated as of March 1, 2000, with the Bank (hereinafter referred to, as the same may from time to time be amended or supplemented, as the "Reimbursement Agreement") in order to cause the Bank to issue the Letter of Credit thereunder which shall be used, inter alia, to pay the purchase price of any Notes so purchased by the Pledgor (any of such Notes so purchased by the Pledgor from a draw under the Letter of Credit being hereinafter referred to as the "Drawing Notes"); and

         WHEREAS, it is a condition precedent to the obligation of the Bank to enter into the Reimbursement Agreement that the Pledgor shall have executed and delivered this Note Pledge Agreement to the Bank.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to enter into the Reimbursement Agreement and issue the Letter of Credit thereunder and for other good and valuable consideration, receipt of which is hereby acknowledged, the Pledgor and Trustee hereby agree with the Bank as follows:

         1.    Defined Terms. Unless otherwise defined herein, words and terms
               -------------
used as defined words and terms herein and in the above recitals shall have the meanings given them in the Reimbursement Agreement.

         2.    Pledge. The Pledgor hereby pledges, assigns, hypothecates,
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transfers, and delivers to the Bank or its designee all its right, title and interest in and to the Drawing Notes

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and hereby grants to the Bank a first lien on, and security interest in, its right, title and interest in and to the Drawing Notes, the interest thereon and all proceeds thereof, as collateral security for the prompt and complete reimbursement by the Pledgor to the Bank of all monies paid by the Bank to the Trustee pursuant to a Remarketing Drawing (as defined in the Letter of Credit) (the "Obligations"). The Trustee shall hold any and all Drawing Notes as agent for the Bank subject to the terms and conditions of this Note Pledge Agreement.

         Trustee and Pledgor acknowledge that (i) the Bank's payment of Remarketing Drawings (A) may create, under the Reimbursement Agreement, loans by the Bank to, or for the benefit of, the Pledgor; and (B) are especially conditioned upon the Trustee's certification, as Trustee, to the Bank, made in the certificate accompanying the Remarketing Drawing, that the Trustee is either contemporaneously delivering to the Bank an amount of money equal to the Remarketing Drawing, or that the Trustee is holding for the benefit of the Bank Drawing Notes together with an amount of money to be transmitted to the Bank, the aggregate amount of such Notes and money to be delivered as is equal to the amount of the Remarketing Drawing; (ii) upon such Drawing Notes being remarketed, the Bank will automatically reinstate the amount of any Remarketing Drawing under the Letter of Credit as being available for future drawings under the Letter of Credit; and (iii) Drawing Notes are security for the repayment of loans created by Remarketing Drawings.

         3.    Disposition of Drawing Notes.
               ----------------------------

         (a) The Trustee, pursuant to the terms of the Indenture, shall, on behalf of the Bank, accept delivery of all Drawing Notes delivered to it by or for the account of the Pledgor, and shall hold all such Drawing Notes on behalf of the Bank and subject to the security interest of the Bank therein. The Pledgor hereby acknowledges that the Trustee is holding the Drawing Notes on behalf of the Bank hereunder.

         (b) Drawing Notes held by the Trustee may be registered in the name of the Pledgor or the Trustee or its nominee, if the Trustee deems it advisable, but upon the written request of the Bank, all Drawing Notes shall be registered in the name of the Bank, as pledgee, or its nominee. No merger of ownership of or title to the Notes or extinguishment of the Notes shall occur by virtue of their registration in the name of the Pledgor or by virtue of any other provision herein. While so registered in the name of the Pledgor, such Trustee, its nominee, or the Bank, as pledgee, all interest on such Drawing Notes paid on any Interest Payment Date shall be paid to the Bank and shall not be paid from moneys drawn under the Letter of Credit. All such interest payments shall be used to offset any payments due and owing under the Reimbursement Agreement. The proceeds of the sale, redemption or other disposition of Drawing Notes shall be delivered to the Bank and used to offset any amounts due and owing the Bank under the Reimbursement Agreement. The foregoing notwithstanding, all accrued interest on the Drawing Notes redeemed for any reason whatsoever shall be paid to the Bank.

         (c) Drawing Notes shall be released from the pledge of the Pledgor herein created, and may be delivered to the Pledgor or otherwise pursuant to the written direction of the

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Pledgor, upon either the Trustee's receipt of written instructions from the Bank directing the Trustee to release a specified principal amount of such Drawing Notes or upon (i) the Trustee, holding for the benefit of the Bank an amount of money equal to the principal amount of Drawing Notes being released and (ii) the Trustee's being satisfied that the Pledgor has delivered, or is delivering, to the Bank the accrued interest on the principal sum being delivered by the Trustee, all pursuant to the Reimbursement Agreement. The Trustee shall immediately deliver to the Bank any amounts of monies delivered to it for the release of the Notes by Federal Reserve wire transfer in accordance with written instructions from the Bank in regard thereto.

         (d) If the Drawing Notes are issued in "book entry form" and are not held by a "securities intermediary" (as defined in Article 8-A of the Maine Uniform Commercial Code), the Bank shall be registered as a pledgee on the books and records of the Pledgor or the Bank shall otherwise have "control" (as defined in the Maine Uniform Commercial Code) of the Drawing Notes. If the Drawing Notes are issued in "book entry form" and are held by a "securities intermediary" (other than the Trustee on behalf of the Bank"), the Pledgor shall, and shall cause the securities intermediary to, enter into an agreement with the Bank, in form and substance reasonably satisfactory to the Bank, pursuant to which the Bank shall have "control" (as defined in the Maine Uniform Commercial Code) of the Drawing Notes. The parties hereto agree to execute such documents, instructions and instruments as may be necessary to effectuate the lien of the Bank on the Drawing Notes.

         (e) In order to effect the transfer of the record ownership of the Drawing Notes from that of the Pledgor or the Bank, as pledgee, each of the Pledgor and the Bank hereby authorize the Trustee, its officers, employees and agents, to endorse the Pledgor's, or the Bank's, name, as the case may be, to the Drawing Notes (including any appropriate separate Note powers) to be transferred hereunder, the Pledgor and the Bank each intending to grant hereby to the Trustee sufficient authority and powers of transfer to effect the purposes of this Note Pledge Agreement.

         4.    Collateral. All property at any time pledged to the Bank
               ----------
hereunder (whether described herein or not) and all income therefrom and the proceeds thereof, are herein collectively sometimes called the "Collateral".

         5.    Rights of the Bank. The Bank shall not be liable for failure to
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collect the Obligations or for failure to realize upon any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing nor shall the Bank be under any obligation to take any action whatsoever with regard thereto. If an Event of Default under the Reimbursement Agreement has occurred and is continuing, the Bank may, thereafter without notice, exercise all rights, privileges or options pertaining to any Notes as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

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         6.    Remedies. In the event that any portion of the Obligations has
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been declared due and payable, the Bank, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof.

         The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of the Bank hereunder, including reasonable attorneys' fees and legal expenses, to the payment in whole or in part of the Obligations in such order as the Bank may elect, the Pledgor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Bank of any other amount required by any provision of law, the Bank shall account for the surplus, if any, to the Pledgor. The Bank agrees to give the Pledgor and the Trustee not less than ten
(10) days written notice of the time and place any public disposition is to take place. The Pledgor agrees that such notice is reasonable notification of such matters. No notification need be given to the Pledgor if, after default, it has signed a statement renouncing or modifying any right to notification of sale or other intended disposition.

         In addition to the rights and remedies granted to the Bank in this Note Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Maine. The Pledgor further agrees to waive and agrees not to assert any rights or privileges which it may acquire under 11 M.R.S.A. ss.9-112 and the Pledgor shall be liable for the deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which the Bank is entitled, and the fees of any attorneys employed by the Bank to collect such deficiency.

         7.    Representations, Warranties and Covenants of the Pledgor. The
               --------------------------------------------------------
Pledgor represents and warrants that: (a) except as otherwise permitted herein, on the date of delivery to the Trustee, the Bank or the Bank's designee of any Drawing Notes in accordance with Section 2 hereof, neither the Pledgor, the Remarketing Agent nor the Trustee will have any right, title or interest in and to the Drawing Notes; (b) it has, and on the date of delivery of any such Drawing Notes to the Trustee, the Bank or the Bank's designee will have, full power, authority and legal right to pledge all of Pledgor's right, title and interest in and to the Drawing Notes pursuant to this Note Pledge Agreement; (c) the pledge, assignment and delivery of such Drawing Notes pursuant to this Note Pledge Agreement will create a valid first lien on, and a first perfected security interest in, all right, title or interest of the Pledgor in or to such Drawing Notes, and the proceeds thereof, subject to no prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Drawing Notes. The Pledgor covenants and agrees that it will defend the Bank's right, title and security interest in and to the Drawing Notes and the

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proceeds thereof against the claims and demands of all persons whomsoever; and
covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Bank as Collateral hereunder and will likewise defend the Bank's right thereto and security interest therein.

         8.    No Disposition, etc. The Pledgor agrees that it will not, without
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the prior written consent of the Bank, sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Note Pledge Agreement.

         9.    Sale of Collateral.
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         (a)   The Pledgor recognizes that the Bank may be unable to effect a public sale of any or all of the Drawing Notes by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees and consents to any such private sale. The Bank shall be under no obligation to delay a sale of any of the Notes for the period of time necessary to permit the Pledgor to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Pledgor would agree to do so.

         (b) The Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make such sale or sales of any portion or all of the Drawing Notes valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Pledgor's expense. The Pledgor further agrees that a breach by Pledgor of any of the covenants contained in this paragraph 9 will cause irreparable injury to the Bank, that the Bank has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this paragraph shall be specifically enforceable against the Pledgor and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Reimbursement Agreement. The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Bank by reason of a breach of any of such covenants and, consequently, agrees that if the Bank shall sue for damages for breach, the Pledgor shall pay, as liquidated damages and not as a penalty, an amount equal to the value of the Notes on the date the Bank shall demand compliance with this paragraph.

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         10.   No Sale Without Reinstatement. Notwithstanding any other
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provision of this Agreement, the Bank shall not sell, transfer or otherwise dispose of any of the Collateral in a manner that results in any of the Notes comprising the Collateral being outstanding under and as defined in the Indenture unless the Bank shall have reinstated the Letter of Credit in full with respect to such Notes.

         11.   Further Assurances. The Pledgor agrees that at any time and from
               ------------------
time to time upon the written request of the Bank, the Pledgor will execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to effect the purposes of this Note Pledge Agreement.

         12.   Severability. Any provision of this Note Pledge Agreement which
               ------------
is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         13.   No Waiver, Cumulative Remedies. The Bank shall not by any act,
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delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder and no waiver shall be valid unless in writing, signed by the Bank, and then only to the extent therein set forth. A waiver by the Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Bank would otherwise have on any future occasion. No failure to exercise nor any delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

         14.   Waivers, Notices, Amendments; Applicable Law. None of the terms
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or provisions of this Note Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by all parties hereto. This Note Pledge Agreement and all obligations of the Pledgor hereunder shall be binding upon the successors and assigns of the Pledgor, and shall, together with the rights and remedies of the Bank hereunder, inure to the benefit of the Bank and its successors and assigns. This Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of Maine. Notices shall be delivered as the parties may from time to time agree. This Note Pledge Agreement may be executed in one or more counterparts, all of which shall be considered but one agreement.

         IN WITNESS WHEREOF, the undersigned parties have caused this Note Pledge Agreement to be duly executed and delivered by their duly authorized officers on the day and year first above written.

                                    AEROVOX INCORPORATED

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                                    By: ROBERT D. ELLIOTT
                                        Robert D. Elliott, President and Chief
                                        Executive Officer

                                    THE HUNTINGTON NATIONAL BANK, as Trustee


                                    By: CANDADA J. MOORE
                                        Candada J. Moore, Vice President

                                    KEYBANK NATIONAL ASSOCIATION,
                                    as Letter of Credit Bank


                                    By: STEPHEN P. LUBELCZYK
                                        Stephen P. Lubelczyk, Senior Vice
                                        President

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